Exhibit 10.23

Tidewater Inc.

Clarification to the

Management Annual Incentive Plan

for 2010 through 2012

This Clarification to the Tidewater Inc. Management Annual Incentive Plan (the “Plan”) is effective as of March 4, 2010.

WHEREAS, the Compensation Committee of the Board of Directors wishes to clarify the Plan describing the determination of the portion of the annual incentive payment based upon individual performance criteria;

NOW THEREFORE, the Company wishes to clarify and restate Section VIII C. of the Plan to read as follows:

C. Individual Performance Criteria. Three to five subjective or objective individual goals will be established for and communicated to each participant early in the fiscal year. These goals will be established by the participant’s supervisor. At or near the end of the fiscal year, the Compensation Committee will establish a multiple of between 0 and 1.5 times the target payout for all participants that will be the declared amount that will generate a pool in which all participants will be eligible to share. Each participant’s supervisor will evaluate the participant’s overall performance, including the achievement of the individual performance goals, and the Chief Executive Officer will determine the portion of the pool each participant will receive (subject to a per person limitation of 2.0 times target). The schedule of all amounts to be paid under the Plan for individual performance will be approved by the Compensation Committee prior to payout.

For example, if the Compensation Committee sets the individual performance pool at 1.2 times the total of all individual performance target amounts, all individual target amounts would be multiplied by 1.2 and aggregated to generate the pool amount. Then the Chief Executive Officer has the discretion to allocate the pool amount among the Plan participants as he sees fit (subject to the ultimate approval of the Compensation Committee). Each participant could be awarded between 0 and 2.0 times the individual’s target and would not be limited to 1.2 times target.

This Clarification is hereby executed effective March 4, 2010.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, Secretary and General Counsel